Exhibit 99.2

Item 7. Selected Portions of Management’s Discussion and Analysis of Financial Condition & Results of Operations

The following discussion and analysis is provided to enhance the understanding of, and should be read in conjunction with, the Consolidated Financial Statements and the related notes. All years refer to the Company’s fiscal year which ends on June 30.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. Application of these policies is particularly important to the portrayal of our financial condition and results of operations. We consider the following accounting policies to be our critical accounting policies:

Revenue Recognition/Contract Accounting

The Company generates essentially all of its revenue from three different types of contractual arrangements: cost-plus-fee contracts; time and materials contracts; and fixed price contracts. Revenue on cost-plus-fee contracts is recognized to the extent of allowable costs incurred plus an estimate of the applicable fees earned. The Company considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For cost-plus-fee contracts that include performance based fee incentives, and that are subject to the provisions of Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (SOP 81-1), the Company recognizes the relevant portion of the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as the Company’s prior award experience and communications with the customer regarding performance. For such cost-plus-fee contracts subject to the provisions of U.S. Securities & Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), the Company recognizes the relevant portion of the fee upon customer approval. Revenue on time-and-material contracts is recognized to the extent of billable rates times hours delivered plus allowable expenses incurred.

The Company has four basic categories of fixed price contracts; fixed unit price; fixed price-level of effort; fixed price-completion; and fixed price-license. Revenue on fixed unit price contracts, where specified units of output under service arrangements are delivered, is recognized as units are delivered based on the specified price per unit. Revenue on fixed unit price maintenance contracts is recognized ratably over the length of the service period. Revenue for fixed price level of effort contracts is recognized based upon the number of units of labor actually delivered multiplied by the agreed rate for each unit of labor.

A significant portion of the Company’s fixed price-completion contracts involve the design and development of complex client systems. For these contracts that are within the scope of SOP 81-1, revenue is recognized on the percentage of completion method using costs incurred in relation to total estimated costs. For fixed price-completion contracts that are not within the scope of SOP 81-1, revenue is generally recognized ratably over the service period. The Company’s fixed price license agreements and related services contracts are primarily executed in its international operations. As the agreements to deliver software require significant production, modification or customization of software, revenue is recognized using the contract accounting guidance of SOP 81-1. For agreements to deliver data under license and related services, revenue is recognized as the data is delivered and services are performed. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses are determined.

Contract accounting requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complicated and subject to many variables. Contract costs include material, labor, subcontracting costs, and other direct costs, as well as an allocation of allowable indirect costs. Assumptions have to be made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. For contract change orders, claims or similar items, we apply judgment in estimating the amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is considered probable. Incentives or penalties related to performance on contracts are considered in estimating sales and profit rates, and are recorded when there is sufficient information for us to assess anticipated performance. Estimates of award fees for certain contracts are also a significant factor in estimating revenue and profit rates based on actual and anticipated awards.

Products and services provided under long-term development and production contracts make up a large portion of our business, and therefore the amounts we record in our financial statements using contract accounting methods and cost accounting standards are material. For our federal contracts, we follow U.S. Government procurement and accounting standards in assessing the allowability and the allocability of costs to contracts. Because of the significance of the judgments

Exhibit 99.2

(continued)

and estimation processes, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. We closely monitor compliance with and the consistent application of our critical accounting policies related to contract accounting. Business operations personnel conduct thorough periodic contract status and performance reviews. When adjustments in estimated contract revenues or costs are required; any changes from prior estimates are generally included in earnings in the current period. Also, regular and recurring evaluations of contract cost, scheduling and technical matters are performed by management personnel who are independent from the business operations personnel performing work under the contract. Costs incurred and allocated to contracts with the U.S. Government are scrutinized for compliance with regulatory standards by our personnel, and are subject to audit by the Defense Contract Audit Agency (DCAA).

Allowance For Doubtful Accounts

Management establishes bad debt reserves against certain billed receivables based upon the latest information available to determine whether invoices are ultimately collectible. Whenever judgment is involved in determining the estimates, there is the potential for bad debt expense and the fair value of accounts receivable to be misstated. Given that we primarily serve the U.S. Government and that, in our opinion, we have sufficient controls in place to properly recognize revenue, we believe the risk to be relatively low that a misstatement of accounts receivable would have a material impact on our financial results. Accounts receivable balances are written-off when the balance is deemed uncollectible after exhausting all reasonable means of collection.

Goodwill Valuation

Acquisitions of businesses have constituted a major portion of the Company’s historical growth, and as a result goodwill has increased over the years to represent a significant portion of both our long-term and total assets. We account for our goodwill under Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, (FAS 142), which requires an impairment only approach to accounting for goodwill.

The FAS 142 goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the related operations that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the operations used in the first step, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of goodwill impairment. FAS 142 requires that goodwill be tested annually for impairment at the same date every year, and also when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The Company has selected June 30 as it annual testing date.

We estimate the fair values of the Company’s operations using discounted cash flows. Forecasts of future cash flows are based on our estimates of future revenues and operating costs related to contract backlog and fundings, historical operating margins, recompete win rates, the length of customer relationships, and assessments of the market conditions surrounding the government information technology services industry. These estimates are subject to review and approval by our senior management. Changes in these forecasts could cause the Company to either pass or fail the first step in the FAS No. 142 goodwill valuation model, which could result in impairment.

The cash flow forecasts are adjusted by an appropriate discount rate derived from our market capitalization plus a suitable control premium at the date of evaluation. Therefore, changes in the stock price may also affect the requirement to recognize an impairment, and the amount of such impairment, if any. As of June 30, 2005, a 10 percent increase or decrease in the value of our common stock would have had no impact on the consolidated financial statements.

Exhibit 99.2

(continued)

Stock-Based Compensation

Effective July 1, 2005, the Company adopted FAS 123R using the modified retrospective application transition method. Prior to July 1, 2005, the Company had accounted for stock-based compensation using the intrinsic method, under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No 25), as amended by Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. The Company also followed the disclosure provisions of SFAS No. 123, Accounting for Stock Based Compensation (FAS 123) and reported the pro-forma impact of stock option expense in the footnotes to its consolidated financial statements.

Under the modified retrospective application method, the Company has restated its consolidated statements of operations, comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2005, and its consolidated balance sheets as of June 30, 2005 and 2004. Restatements of selected footnote disclosures to the consolidated financial statements included with the Company’s annual report on Form 10-K/A as filed with the U.S. Securities and Exchange Commission on September 21, 2005, have also been made. The accompanying consolidated financial statements, and affected footnotes as filed herewith, reflect the impact of the retrospective application of FAS 123R.

In applying the new accounting standard retrospectively, the Company has calculated the cumulative impact of stock-based compensation expense as though it had adopted the provisions of FAS 123 effective July 1, 1995. The impact of stock-based compensation expense on net income, comprehensive income, deferred income taxes, additional paid-in-capital, and cash flows for all equity grants made since this date have been calculated. The impact on net income, cash flows and comprehensive income is as follows:

	Amounts Reported for the Year Ended June 30, 2005
	As Previously Reported	Effect of Retrospective Application of FAS 123R	As Restated
Consolidated Statement of Operations:

Indirect costs and selling expenses	$420,502	$8,932	$429,434

Income from operations	151,064	(8,932)	142,132

Income before income taxes	136,299	(8,932)	127,367

Income taxes	50,983	(3,341)	47,642

Net income	$85,316	$(5,591)	$79,725

Earnings per share:
Basic	$2.88	$(0.19)	$2.69

Diluted	$2.79	$(0.18)	$2.61

Consolidated Statement of Cash Flows:

Cash flows provided by operations	$137,046	$(10,490)	$126,556
Cash flows used in financing activities	$(50,479)	$10,490	$(39,989)
Consolidated Statement of Comprehensive Income:

Comprehensive income	$84,377	$(5,591)	$78,786

Exhibit 99.2

(continued)

	Amounts Reported for the Year Ended June 30, 2004
	As Previously Reported	Effect of Retrospective Application of FAS 123R	As Restated
Consolidated Statement of Operations:

Indirect costs and selling expenses	$313,664	$9,627	$323,291

Income from operations	104,714	(9,627)	95,087

Income before income taxes	102,931	(9,627)	93,304

Income taxes	39,262	(3,672)	35,590

Net income	$63,669	$(5,955)	$57,714

Earnings per share:
Basic	$2.19	$(0.20)	$1.99

Diluted	$2.13	$(0.20)	$1.93

Consolidated Statement of Cash Flows:

Cash flows provided by operations	$75,815	$(4,128)	$71,687

Cash flows provided by financing activities	$408,683	$4,128	$412,811

Consolidated Statement of Comprehensive Income:

Comprehensive income	$66,941	$(5,955)	$60,986

	Amounts Reported for the Year Ended June 30, 2003
	As Previously Reported	Effect of Retrospective Application of FAS 123R	As Restated
Consolidated Statement of Operations:

Indirect costs and selling expenses	$242,153	$7,587	$249,740

Income from operations	70,406	(7,587)	62,819

Income before income taxes	71,780	(7,587)	64,193

Income taxes	27,069	(2,861)	24,208

Net income	$44,711	$(4,726)	$39,985

Earnings per share:
Basic	$1.56	$(0.16)	$1.40

Diluted	$1.52	$(0.16)	$1.36

Consolidated Statement of Cash Flows:

Cash flows provided by operations	$75,888	$(2,776)	$73,112

Cash flows used in financing activities	$(21,502)	$2,776	$(18,726)

Consolidated Statement of Comprehensive Income:

Comprehensive income	$47,660	$(4,726)	$42,934

Exhibit 99.2

(continued)

The Company has also restated its consolidated balance sheets as of June 30, 2005 and 2004. The cumulative effects on deferred tax assets, additional paid-in-capital, and retained earnings as of these dates are as follows:

	As Previously Reported	Effect of Retrospective Application of FAS 123R	As Restated
Balances as of June 30, 2005

Deferred tax assets, long term	$—	$2,479	$2,479

Deferred tax liabilities, long term	$6,367	$(6,367)	—

Additional paid-in-capital	$245,053	$34,443	$279,496

Retained earnings	$383,459	$(25,597)	$357,862

Balances as of June 30, 2004

Deferred tax liabilities, long term	$12,307	$(8,218)	4,089

Additional paid-in-capital	$215,645	$28,224	$243,869

Retained earnings	$298,143	$(20,006)	$278,137

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model and the following assumptions:

	For Stock Options Granted During the Year ended June 30,
	2005	2004	2003
Historical volatility	34% – 37%	33% - 35%	47% - 65%
Expected dividends	0%	0%	0%
Expected term (in years)	5	5	5
Risk-free rate	3.36% - 4.13%	2.48% - 3.63%	3.05% - 4.08%

The expected term of the option grants represents the period of time options are expected to be outstanding and is based on the contractual term of the grant, vesting schedules, and past exercise behavior. The risk-free rates for periods within the contractual life of the option are based on the U.S. treasury yield curve in effect at the time of the respective grant.

In conjunction with its adoption of FAS 123R, the Company has also begun to recognize the expense associated with restricted stock units (RSUs) and non-qualified stock options granted to employees that have reached, or are close to reaching, age 65, in accordance with Issue No. 19 of EITF Bulletin No. 00-23, Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, (Issue 19). Issue 19 requires that the value of equity instruments awarded to employees that are eligible for retirement, and that contain terms which provide for immediate vesting upon retirement, be recognized in full upon grant. Issue 19 of EITF 00-23 also requires that the value of such equity instruments granted to employees nearing retirement age be recognized ratably over the period from the date of grant, to the date the grantee is eligible for retirement. Immediate recognition of expense (the non-substantive vesting method) is required under Issue 19 of EITF 00-23 even when the grantee has, or plans to, remain an employee of the Company beyond the eligible retirement age.

The Company did not, however, apply the non-substantive vesting method in recognizing compensation expense pertaining to RSUs in its consolidated financial statements for the year ended June 30, 2005. Furthermore, the Company historically did not apply the provisions of Issue 19 when disclosing, in the footnotes to its consolidated financial statements under the provisions of FAS 123, the pro-forma effect of stock-based compensation expense pertaining to stock options granted to those age 65 or older.

Exhibit 99.2

(continued)

Had the Company applied the provisions of Issue 19 of EITF 00-23 to its stock compensation expense, its net income and basic and diluted earnings per share for the year ended June 30, 2005, would have been affected as follows:

	Restated Amounts, as Shown Above	Effect of Retirement Vesting Provisions on Stock-Based Compensation Expense	Restated Amounts, as Adjusted
Year Ended June 30, 2005:
Net income	$79,725	$(1,366)	$78,359

Weighted-average earnings per share:
Basic	$2.69	$(0.05)	$2.64

Diluted	$2.61	$(0.04)	$2.57

Issue 19 would have had no effect on the results of operations for the years ended June 30, 2004, and 2003 as the provision granting full vesting to those retiring at or after age 65 has only been included in grants made since July 1, 2004.

For all RSU and stock option grants made on or after July 1, 2005, the Company is applying the non-substantive vesting method for stock-based compensation expense recognition purposes.

Information regarding the stock options and restricted stock unit activity during each of the years in the three-year period ended June 30, 2005, and information about assumptions underlying the valuation of equity instruments, and methods of expense recognition, are discussed in note 20 to the consolidated financial statements included in Exhibit 99.3 filed herewith.

Exhibit 99.2

(continued)

Results of Operations

The following table sets forth the relative percentages that certain items of expense and earnings, as restated for the retrospective application of FAS 123R, bear to revenue.

Consolidated Statements of Operations

Year ended June 30, 2005, 2004, and 2003

	Years Ended June 30,						Year to Year Change
	2005	2004	2003	2005	2004	2003	2004 to 2005		2003 to 2004
	Dollars			Percentages			Dollars	Percent	Dollars	Percent
	(dollar amounts in thousands)
Revenue	$1,623,062	$1,145,785	$843,138	100.0%	100.0%	100.0%	$477,277	41.7%	$302,647	35.9%
Cost & expenses:
Direct costs	1,019,474	708,371	517,975	62.8%	61.8%	61.4%	311,103	43.9%	190,396	36.8%
Indirect costs & selling expenses	429,434	323,291	249,740	26.4%	28.2%	29.7%	106,143	32.8%	73,551	29.5%
Depreciation & amortization	32,022	19,036	12,604	2.0%	1.7%	1.5%	12,986	68.2%	6,432	51.0%

Total costs & expenses	1,480,930	1,050,698	780,319	91.2%	91.7%	92.6%	430,232	40.9%	270,379	34.6%

Income from operations	142,132	95,087	62,819	8.8%	8.3%	7.4%	47,045	49.5%	32,268	51.4%
Interest expense (income), net	14,765	1,783	(1,374)	0.9%	0.2%	(0.2)%	12,982	728.1%	3,157	(229.8)%

Net income before income taxes	127,367	93,304	64,193	7.9%	8.1%	7.6%	34,063	36.5%	29,111	45.3%
Income taxes	47,642	35,590	24,208	3.0%	3.1%	2.9%	12,052	33.9%	11,382	47.0%

Net income	$79,725	$57,714	$39,985	4.9%	5.0%	4.7%	$22,011	38.1%	$17,729	44.3%

Revenue. The table below sets forth, for the periods indicated the customer mix in revenue with related percentages of total revenue.

	Year ended June 30,
	2005		2004		2003
	(dollar amounts in thousands)
Department of Defense	$1,179,259	72.7%	$771,920	67.4%	$536,269	63.6%
Federal Civilian Agencies	350,886	21.6	301,706	26.3	241,490	28.6
Commercial	68,140	4.2	55,706	4.9	51,414	6.1
State and Local Government	24,777	1.5	16,453	1.4	13,965	1.7

Total	$1,623,062	100.0%	$1,145,785	100.0%	$843,138	100.0%

Exhibit 99.2

(continued)

For the year ended June 30, 2005, the Company’s total revenue increased by $477.3 million, or 41.7 percent. Approximately 16.0 percent, or $183.1 million, of revenue growth was organic and across a broad base of DoD, intelligence, and federal civilian agency customers. The remaining 25.7 percent, or $294.2 million, was from acquisitions completed in FY2004. This growth is primarily from the demand of the Company’s federal customers for services and solutions. This demand is driven by the Company’s support of mission-critical needs of its Army, Navy and Intelligence community customers. During FY2004 total revenue increased by $302.6 million, or 35.9 percent. The revenue increase resulted primarily from continuing growth in the Company’s systems integration, engineering services and knowledge management offerings of its domestic operations and the successful integration of four acquisitions that broadened the Company’s portfolio of solutions offerings.

Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. The Company’s acquisitions accounted for $294.2 million and $176.2 million of the revenue growth for FY2005 and FY2004, respectively, as follows:

Business Acquired	2005	2004
AMS Defense & Intelligence Group (D&IG)	$244.4	$40.3
CMS	31.8	13.1
C-CUBED	14.4	35.7
MTL	3.6	2.5
PTG	—	64.9
Acton Burnell	—	12.7
ATS	—	4.8
Condor	—	2.2

Total	$294.2	$176.2

Revenue from DoD customers increased 52.8 percent, or $407.3 million, to approximately $1.2 billion for FY2005 as compared to FY2004. The aforementioned acquisitions accounted for approximately 56.3 percent of this growth, contributing $229.4 million. The Company’s work with the US Army, its largest customer, is driven by the need to support the warfighter in Iraq, particularly through its support of tactical military intelligence, communications and logistics. The Company’s work with the U.S. Navy remains strong, with increased levels of work coming through the Seaport Enhanced contract vehicle, and from its growing presence in supporting Naval Aviation. In the DoD financial management practice, the Company continued to expand its ability to deliver enhanced services and solutions, positioning itself to participate in the modernization of legacy business systems. DoD revenue growth in FY2004 of 43.9 percent, or $235.7 million, was driven by the above referenced acquisitions as well as the increased demand for mission-critical support from customers such as strategic and tactical organizations in the military intelligence community, the U.S. Army Intelligence and Security Command, the U.S. Army’s Communications Electronics Command, and the U.S. Navy’s Space and Warfare Command.

Revenue from federal civilian agencies increased $49.2 million, or 16.3 percent, to $350.9 million for FY2005 as compared to FY2004. Acquisitions accounted for all of the increase in this area. The primary growth drivers were analysis and systems support of intelligence agencies and transformation work performed by the Company’s Defense and Intelligence Group. Approximately 26.4 percent of federal civilian agency revenue for the year was derived from DoJ, for whom the Company provides litigation support services and maintains a debt collection system. Revenue from DoJ was $92.7 million, $108.3 million and $94.4 million in FY2005, FY2004 and FY2003, respectively. The decrease in revenue from FY2004 to FY2005 was due to a realignment of the federal government’s spending priorities. In FY2004, as compared to FY2003, DoJ accounted for 23.0 percent or $13.9 million of the revenue growth within federal civilian agencies. During the same period the Company also experienced increased revenue growth due to higher volumes of work from customers such as the Department of Veterans Affairs (VA), the Social Security Administration and other Federal Civilian Agencies.

Commercial revenue increased 22.3 percent, or $12.4 million, to $68.1 million in FY2005 as compared to FY2004. Commercial revenue is derived from both international and domestic operations. In FY2005, international operations accounted for 81.9 percent, or $55.8 million, of the total commercial revenue while the domestic operations accounted for 18.1 percent, or $12.3 million. The increase in commercial revenue was primarily from the international operations within the United Kingdom (UK), which increased by 20.5 percent, or $9.5 million. The UK growth came from its marketing systems group that supplies demographic software and data services, and its software services business particularly in the retail and telecommunications sectors. The UK operations also benefited with a favorable foreign exchange movement. The balance of the increase in Commercial revenue was from the domestic operations, and specifically Commercial revenue earned by D&IG. Commercial revenue increased 8.3 percent, or $4.3 million, in FY2004 as compared to FY2003. Again, the increase was primarily from the Company’s international operations within the UK.

Revenue from State and Local Governments increased by 50.6 percent, or $8.3 million, to $24.8 million for the year ended June 30, 2005 as compared to the same period a year ago. Approximately one-third of this increase or $2.7 million can be

Exhibit 99.2

(continued)

attributed to the March 1, 2004 acquisition of CMS. The balance of the $5.6 million of growth was from an increased demand for information technology services that were provided across a number of states. In FY2004 as compared to FY2003, revenue from State and Local Governments increased by 17.8 percent or $2.5 million. Almost half of this increase was attributed to acquisition activity. Revenue from Local Governments represented 1.5 percent and 1.4 percent of the Company’s total revenue in FY2005 and FY2004. The Company’s continued and expanded focus on DoD and federal civilian agency opportunities has resulted in a reduced emphasis on State and Local Governments business.

Income from Operations. Operating income increased 49.5 percent, or $47.0 million, in FY2005 as compared to the same period a year ago. The operating margin in FY2005 improved to 8.8 percent from 8.3 percent a year earlier. This improvement was driven by the higher margins provided by D&IG, economies of scale related with acquisitions, and the continued growth from higher-margin national security and intelligence work. The Company was able to improve operating margins despite incurring significant costs related to the implementation of Sarbanes-Oxley, legal costs related to operations in Iraq, and non-cash charges related with the expensing of stock options and RSUs. In FY2004, as compared to FY2003, operating income increased 51.4 percent, or $32.3 million. The Company’s growth in operating margin was driven primarily by operational cost synergies associated with acquisitions and a favorable mix of business.

During the last three years, as a percentage of revenue, total direct costs were 62.8 percent, 61.8 percent and 61.4 percent, respectively. Direct costs include direct labor and “other direct costs” such as equipment purchases, subcontract costs and travel expenses. Other direct costs, which are common in our industry, typically are incurred in response to specific client tasks and may vary from period to period. The largest component of direct costs, direct labor, was $490.4 million, $346.2 million and $251.6 million in FY2005, FY2004 and FY2003, respectively. The increase in direct labor during the last three fiscal years is attributable to the internal growth in the Company’s federal government business both in the DoD and federal civilian agencies as well as from the previously mentioned acquisition activities. Other direct costs were $529.1 million, $362.2 million and $266.3 million in FY2005, FY2004, and FY2003, respectively. The year over year increase was primarily the result of increased volume of tasking across system integration, knowledge management and engineering services including the aforementioned acquisitions.

Indirect costs and selling expenses include fringe benefits, marketing and bid and proposal costs, indirect labor and other discretionary costs. Indirect costs and selling expenses also include stock-based compensation expense. Many of these expenses are highly variable and have grown in dollar volume generally in proportion to the growth in revenue. As a percentage of revenue, indirect costs and selling expenses were 26.5 percent, 28.2 percent and 29.7 percent for FY2005, FY2004 and FY2003, respectively. The decrease in percentage over the prior two fiscal years is primarily from cost synergies associated with acquisitions.

Total stock-based compensation expense increased to $11.2 million in FY2005 from $9.8 million in FY2004 primarily as a result of incremental expense pertaining to restricted stock units. Beginning in FY2005, the Company started to include restricted stock units as part of its annual grant of equity instruments to selected key officers.

The restricted stock units vest in full after three years and are granted at fair market value. Stock-based compensation expense related to restricted stock units was $2.3 million during FY2005, versus $0.2 million in FY2004. The RSU expense in FY2004 pertained to grants of a nominal number of RSUs made to key new hires, and to employees that joined the Company as part of the D&IG acquisition.

The $2.1 million increase in expense related to RSUs was offset by a decrease in stock-based compensation expense pertaining to stock options. Stock option expense in FY2005 decreased to $8.9 million, from $9.6 million in FY2004, primarily as a result of a greater level of forfeitures, and a lower number of grants, in FY2005 as compared to FY2004. The decrease also was caused by an extension in the vesting period for grants made in FY2005 to four years, from a vesting period of three years for option grants made prior to FY2005.

Stock option expense in FY2004 increased 26.9 percent, or $2.1 million, from $7.6 million in FY2003 primarily as a result of a full year of expense recognized in FY2004 related to a one-time grant made in January 2003, and a greater number of options granted in July 2003, as compared to July 2002.

Depreciation and amortization increased 68.2 percent, or $13.0 million, in FY2005 as compared to FY2004. Approximately 84.7 percent, or $11.0 million, of the increase was attributable to the intangible amortization of assets acquired in the most recent acquisitions, primarily that of the May 1, 2004 acquisition of the D&IG. The balance of the increase of approximately $2.0 million was primarily for new capital expenditures and building improvements to support on-going business. In FY2004, as compared to FY2003, depreciation and amortization increased by 51.0 percent, or $6.4 million primarily for the same reasons as stated above.

Exhibit 99.2

(continued)

The Company incurred net interest expense of $14.8 million and $1.8 million during FY2005 and FY2004, respectively. The majority of this increase was due to a full year of interest costs relating to the Company’s borrowings in May 2004, of $422.6 million under its credit facility which was used to finance the purchase of the D&IG. As of June 30, 2005, the Company’s outstanding borrowing under this line of credit was $345.6 million. The Company is required to repay a minimum of $3.5 million annually under the terms of its credit facility. For FY2004, the Company incurred approximately two months of interest under the credit facility described above. Prior to May 2004, the Company was able to fund its operations from proceeds received from its March 2002 secondary offering, available cash and equivalents and short-term marketable securities, and operating cash flows.

The effective income tax rates in FY2005, FY2004 and FY2003, were 37.4 percent, 38.1 percent and 37.7 percent, respectively, which differed from the federal statutory rate of 35.0 percent primarily due to state and local income taxes and certain non-deductible expenses.

Quarterly Financial Information

Quarterly financial data for the two most recent fiscal years is provided in note 23 to the Company’s Consolidated Financial Statements contained in this report.

Effects of Inflation

Based on the Company’s contract mix reported for FY2005, approximately 25 percent of the Company’s business is conducted under cost-reimbursable contracts which automatically adjust revenue to cover costs that are affected by inflation. Approximately 57 percent of revenue is earned under time-and-material contracts, where labor rates for many of the services provided under time-and-material contracts, are often fixed for several years. Under certain time-and-material contracts containing indefinite-delivery, indefinite-quantity procurement arrangements, the Company does adjust labor rates annually as permitted. The remaining portion of the Company’s business is fixed-price and may span multiple years. The Company generally has been able to price its time-and-materials and fixed-price contracts in a manner that accommodates the rates of inflation experienced in recent years.

Liquidity and Capital Resources

Historically, the Company’s positive cash flow from operations, and its available credit facilities, have provided adequate liquidity and working capital to fund the Company’s operational needs. Cash flows from operations totaled $126.6 million, $71.7 million and $73.1 million for the years ended June 30, 2005, 2004 and 2003, respectively.

Between March 2002 and May 2004, the principal source of liquidity and capital to fund business acquisitions were the proceeds from the Company’s March 2002 offering of 4.9 million shares of common stock. The Company raised $161.5 million from this offering, and during the period between March 2002 and May 2004, invested approximately $170.2 million in the acquisition of eight businesses. Operating cash flows and borrowings under credit facilities were used to supplement the offering proceeds, as necessary, to fund the acquisition of these seven businesses.

To fund the acquisition of the D&IG, the Company entered into a $550 million credit facility (the 2004 Credit Facility), which includes a $200 million revolving credit facility (the revolving facility), and a $350 million institutional term loan (the term loan). The initial borrowings under the 2004 Credit Facility were $422.6 million, of which $345.6 million was outstanding under the term loan at June 30, 2005. During the year ended June 30, 2005, the Company received no advances from borrowings under the revolving facility, and repaid the revolving facility balance of $62.2 million that was outstanding at June 30, 2004.

The revolving facility is a five-year, secured facility that permits continuously renewable borrowings of up to $200 million, with annual sublimits on amounts borrowed for acquisitions. The revolving facility permits one, two, three and six month interest rate options. The Company pays a fee on the unused portion of the facility.

The term loan portion of the 2004 Credit Facility is a seven-year secured facility under which principal payments are due in quarterly installments of $0.875 million at the end of each fiscal quarter through March 2011, and the balance of $325.5 million is due in full on May 2, 2011.

Interest rates for both the revolving credit and term-loan borrowings are based on LIBOR, or the higher of the prime rate, or federal funds rate, plus applicable margins. Margin and unused fee rates are determined quarterly based on the Company’s leverage ratios. The Company is expected to operate within certain limits on leverage, net worth and fixed-charge coverage ratios throughout the term of the 2004 Credit Facility. The total costs associated with securing the 2004 Credit Facility were approximately $8.2 million, and are being amortized over the life of the 2004 Credit Facility.

Exhibit 99.2

(continued)

In May 2005, the Company amended the 2004 Credit Facility by reducing the margins applicable to the LIBOR and prime and federal funds rate factors, and in June entered an interest rate swap agreement covering a portion of the outstanding term loan balance. The Company incurred approximately $0.5 million of fees to amend the 2004 Credit facility, which has been capitalized and is being amortized over the remaining term of the 2004 Credit Facility.

The Company also has amounts due under a lease agreement classified as a capital lease for reporting purposes, amounts due under a mortgage note payable, and maintains a line of credit facility in the United Kingdom. The total amount of reported principal due under the capital lease agreement and mortgage note payable was $1.6 million at June 30, 2005. The total amount available under the line-of-credit facility in the U.K., which is scheduled to expire in December 2005, is approximately $0.9 million. As of June 30, 2005, the Company had no borrowings under this facility.

Cash and equivalents were $133.0 million and $63.0 million as of June 30, 2005 and 2004, respectively. Working capital was $285.1 million and $208.2 million as of June 30, 2005 and 2004, respectively. The Company’s operating cash flow increased to $126.6 million for FY2005, as compared to $71.7 million for the year ended June 30, 2004. The primary drivers behind the higher operating cash flow were the increase in revenues, which in turn was largely due to the May 2004 acquisition of the D&IG, and improvements in days-sales-outstanding (DSO). DSO decreased to 70 days as of June 30, 2005, from 88 days at the end of FY2004.

The Company used $16.6 million, and a net $496.7 million, of cash in investing activities for the years ended June 30, 2005 and 2004, respectively. The significant decrease in cash used for investing purposes during FY2005 was due primarily to reduced acquisition activity in FY2005. During FY 2005, the Company paid $3.7 million to acquire all of the stock of IMAJ Consulting Limited. In the United Kingdom, and made a $4.0 million earn-out payment in March 2005 related to its acquisition of CMS Information Services, Inc. in March 2004. There were no other acquisitions related payments made during FY2005. The Company invested $503.3 million during FY2004 to acquire businesses including the D&IG ($420.7 million), CMS Information Services, Inc. ($28.2 million), and C-CUBED Corporation ($36.2 million).

Purchases of office and computer related equipment of $8.8 million and $8.7 million in FY2005 and FY2004, respectively, accounted for the majority of the remaining funds used in investing activities. Cash flows used in investing activities during FY2004 were offset by cash proceeds of $15.4 million from the sale of marketable securities.

Cash used in financing activities totaled $40.0 million during FY2005, while net cash provided by financing activities totaled $412.8 million in FY2004. During FY2004, the Company obtained $422.6 million of cash from the initial borrowings under its 2004 Credit Facility arranged to finance the acquisition of the D&IG. The cash provided by borrowings was offset in part by principal repayments of $10.4 million under the revolving credit facility, and the payment of $8.2 million of deferred financing costs. During FY2005, the Company repaid the remaining balance of $62.2 million of initial borrowings made under the revolving credit facility, and the scheduled $3.5 million of installments under the term loan.

Cash flows from financing activities continued to benefit from proceeds received from the exercise of stock options, and purchases of stock under the Company’s employee stock purchase plan. Proceeds from these activities totaled $23.6 million and $10.5 million during FY2005 and FY2004, respectively. Cash flows from financing activities also benefited from the tax deductions related to option exercises. During FY2005 and FY2004, cash flows from financing activities included $10.5 million and $4.1 million of tax benefits resulting from option exercises. These amounts represent the tax benefits in excess of deferred benefits previously recognized for the expense of the options. The increase during FY2005 resulted primarily from the increased exercise activity experienced during the latter months of calendar 2004. These amounts were offset by cash used to purchase stock to fulfill obligations under the employee stock purchase plan. Cash used to acquire stock was $8.4 million and $4.9 million during FY2005 and FY2004, respectively.

On February 14, 2005, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission to sell up to $400 million of common stock, preferred stock, or debt securities from time to time in one or more public offerings. The registration statement was amended and became effective in May 2005. The net proceeds from any sale of the securities would be used for acquisitions and other general corporate purposes including repayment of debt, share repurchases, and capital expenditures.

The Company believes that the combination of internally generated funds, available bank borrowings, cash and cash equivalents on hand, will provide the required liquidity and capital resources necessary to fund on-going operations, customary capital expenditures, and other working capital requirements.

Exhibit 99.2

(continued)

Contractual Obligations

The following table summarizes the Company’s contractual obligations as of June 30, 2005 that require the Company to make future cash payments:

	Payments Due By Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(amounts in thousands)
Contractual Obligations:
Long-term debt(1)	$345,625	$3,500	$7,000	$7,000	$328,125
Capital lease obligations(2)	895	506	389	—	—
Operating leases(3)	176,241	32,939	56,051	38,781	48,470
Other long-term liabilities
Other notes payable(1)	877	141	89	101	546
Deferred compensation(4)	25,977	918	1,140	1,113	22,806

Total	$549,615	$38,004	$64,669	$46,995	$399,947

(1)	See note 14 to the Company’s consolidated financial statements for additional information regarding debt and related matters.
(2)	The principal portion of capital lease obligations totaling $856 is included in the Company’s consolidated balance sheet at June 30, 2005.
(3)	See note 15 to the Company’s consolidated financial statements for additional information regarding operating lease commitments.
(4)	The liability is offset by investment assets held by the plan provider to be reimbursed to the Company upon the distribution of the liability to the plan participant. See note 19 to the Company’s consolidated financial statements for additional information regarding deferred compensation.

Exhibit 99.2

(continued)

Forward Looking Statements

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following:

Company Risk Factors

We depend on contracts with the federal government for a substantial majority of our revenue, and our business could be seriously harmed if the government ceased doing business with us.

We derived 94.0 percent of our total revenue in FY2005 and 93.7 percent of our total revenue in FY2004 from federal government contracts, either as a prime contractor or a subcontractor. We derived 72.7 percent of our total revenue in FY2005 and 67.4 percent of our total revenue in FY2004 from contracts with agencies of the DoD. We expect that federal government contracts will continue to be the primary source of our revenue for the foreseeable future. If we were suspended or debarred from contracting with the federal government generally, with the General Services Administration, or any significant agency in the intelligence community or the DoD, or if our reputation or relationship with government agencies were to be impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our business, prospects, financial condition and operating results could differ materially from those anticipated.

Our business could be adversely affected by the outcome of the various investigations/proceedings regarding our interrogation services work in Iraq.

Beginning in May 2004, press accounts disclosed an internal government report, the Taguba report, which contains information regarding the alleged mistreatment of Iraqi prisoners. The Taguba report alleges that one of our employees was involved with the alleged mistreatment. Another government report, the Jones/Fay Report, alleges that three of our employees, including the one identified in the Taguba Report, acted improperly in performing their assigned duties in Iraq. The Jones/Fay Report recommended that the information in the report regarding each of these employees be forwarded to the General Counsel of the United States Army for determination of whether each of them should be referred to the United States Department of Justice for prosecution, as well as forwarded to the contracting officer for appropriate contractual action.

Our preliminary investigation into these matters had already considered some of the allegations regarding the employees cited in the Jones/Fay Report, all of whom are no longer employed by us. That investigation, however, could not confirm the allegation of abuse contained in the Jones/Fay Report concerning one of the former employees and reached a different conclusion than the Jones/Fay Report regarding the allegation that another former employee placed a detainee in a stress

Exhibit 99.2

(continued)

position and permitted a photograph to be taken. The third of our former employees named in the Jones/Fay report, whose name was made public at the time of the illegally leaked Taguba Report, has been under careful consideration and review by us since May 2004. Despite attempts by our legal counsel to obtain information from the Government, to date we have not received any specific information confirming the allegations of wrongdoing made in the Taguba report about that former employee. In fact, our investigation uncovered praise about the high quality of his work from his supervisors and colleagues. The Jones/Fay Report contained other allegations that had not been previously communicated to us, and which we are now pursuing. Our investigation thus far has not produced information that supports these new Jones/Fay Report findings. We have cooperated and will continue to cooperate fully with the government regarding investigations arising out of interrogation services provided in Iraq.

In addition, we received a letter from the GSA Suspension and Debarment Official expressing concern that we may have misused a GSA schedule contract vehicle in connection with the contract to provide interrogators and affording us an opportunity to provide information and argument as to why it should remain eligible for further Government contracts. We provided information and presented an explanation to the GSA on June 14, 2004. After its review, GSA sent us a letter stating that it was not necessary to take any formal action to protect the interests of the government (that is, the GSA would not suspend or debar us) based on these matters. In the letter, the Suspension and Debarment Official informed us that he had provided the information to the GSA’s attorneys for review and would let us know if additional information was needed. GSA has not requested any further information.

We have never condoned, and will never condone, tolerate or endorse, any illegal or inappropriate behavior on the part of any employee when working on our behalf—but we will stand firmly by our employees and their right to be presumed innocent until there is verifiable information confirming that they have been involved in misconduct. If and when we receive verifiable information indicating any inappropriate or illegal behavior on the part of any employee, we will take swift and appropriate action to redress the matter.

The results of the investigations and proceedings regarding our interrogation services in Iraq could affect our relationships with our clients and could cause our actual results to differ materially from those anticipated.

Our business could be adversely affected by changes in budgetary priorities of the federal government.

Because we derive a substantial majority of our revenue from contracts with the federal government, we believe that the success and development of our business will continue to depend on our successful participation in federal government contract programs. Changes in federal government budgetary priorities could directly affect our financial performance. A significant decline in government expenditures, or a shift of expenditures away from programs that we support or a change in federal government contracting policies, could cause federal government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts at any time without penalty or not to exercise options to renew contracts. Any such actions could cause our actual results to differ materially from those anticipated. Among the factors that could seriously affect our federal government contracting business are:

•	changes in federal government programs or requirements;

•	budgetary priorities limiting or delaying federal government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding, including potential governmental shutdowns (such as that which occurred during the government’s 1996 fiscal year);

•	an increase in set-asides for small businesses that could result in our inability to compete directly for prime contracts; and

•	curtailment of the federal government’s use of technology solutions firms.

Our federal government contracts may be terminated by the government at any time and may contain other provisions permitting the government not to continue with contract performance, and, if lost contracts are not replaced, our operating results may differ materially from those anticipated.

We derive substantially all of our revenue from federal government contracts that typically span one or more base years and one or more option years. The option periods typically cover more than half of the contract’s potential duration. Federal government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government client to terminate the contract for its convenience. A decision not to exercise option periods or to terminate contracts could result in significant revenue shortfalls from those anticipated.

Exhibit 99.2

(continued)

Federal government contracts contain numerous provisions that are unfavorable to us.

Federal government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies, some of which are not typically found in commercial contracts, including allowing the government to:

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	claim rights in systems and software developed by us;

•	suspend or debar us from doing business with the federal government or with a governmental agency, impose fines and penalties and subject us to criminal prosecution; and

•	control or prohibit the export of our data and technology.

If the government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, we may be unable to recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source. Depending on the value of a contract, such termination could cause our actual results to differ materially from those anticipated. As is common with government contractors, we have experienced and continue to experience occasional performance issues under certain of our contracts. Certain contracts also contain organizational conflict of interest clauses that limit our ability to compete for certain related follow-on contracts. For example, when we work on the design of a particular system, we may be precluded from competing for the contract to install that system. Depending upon the value of the matters affected a performance problem or organizational conflict of interest issue that precludes our participation in a program or contract could cause our actual results to differ materially from those anticipated.

If we fail to establish and maintain important relationships with government entities and agencies, our ability to successfully bid for new business may be adversely affected.

To facilitate our ability to prepare bids for new business, we rely in part on establishing and maintaining relationships with officials of various government entities and agencies. These relationships enable us to provide informal input and advice to government entities and agencies prior to the development of a formal bid. We may be unable to successfully maintain our relationships with government entities and agencies, and any failure to do so may adversely affect our ability to bid successfully for new business and could cause our actual results to differ materially from those anticipated.

We derive significant revenue from contracts and task orders awarded through a competitive bidding process. If we are unable to consistently win new awards over any extended period, our business and prospects will be adversely affected.

Substantially all of our contracts and task orders with the federal government are awarded through a competitive bidding process. We expect that much of the business that we will seek in the foreseeable future will continue to be awarded through competitive bidding. Budgetary pressures and changes in the procurement process have caused many Government clients to increasingly purchase goods and services through indefinite delivery/indefinite quantity, or ID/IQ, contracts, GSA schedule contracts and other government-wide acquisition contracts. These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, requiring that we make sustained post-award efforts to realize revenue under each such contract. In addition, in consideration of recent publicity regarding the practice of agencies awarding work under such contracts that is arguably outside their intended scope, both the GSA and the DoD have initiated programs aimed to ensure that all work fits properly within the scope of the contract under which it is awarded. The net effect of such programs may reduce the number of bidding opportunities available to us. Moreover, even if we are highly qualified to work on a particular new contract, we might not be awarded business because of the federal government’s policy and practice of maintaining a diverse contracting base.

This competitive bidding process presents a number of risks, including the following:

•	we bid on programs before the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

•	we expend substantial cost and managerial time and effort to prepare bids and proposals for contracts that we may not win;

•	we may be unable to estimate accurately the resources and cost structure that will be required to service any contract we win; and

Exhibit 99.2

(continued)

•	we may encounter expense and delay if our competitors protest or challenge awards of contracts to us in competitive bidding, and any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to win particular contracts, we may be foreclosed from providing to clients services that are purchased under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected and that could cause our actual results to differ materially from those anticipated. In addition, upon the expiration of a contract, if the client requires further services of the type provided by the contract, there is frequently a competitive rebidding process. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of our significant contracts could cause our actual results to differ materially from those anticipated.

Our business may suffer if we or our employees are unable to obtain the security clearances or other qualifications we and they need to perform services for our clients.

Many of our federal government contracts require us to have security clearances and employ personnel with specified levels of education, work experience and security clearances. Depending on the level of clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees lose or are unable to obtain necessary security clearances, we may not be able to win new business and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract, which could cause our results to differ materially from those anticipated.

We must comply with a variety of laws and regulations, and our failure to comply could cause our actual results to differ materially from those anticipated.

We must observe laws and regulations relating to the formation, administration and performance of federal government contracts which affect how we do business with our clients and may impose added costs on our business. For example, the Federal Acquisition Regulation and the industrial security regulations of the DoD and related laws include provisions that:

•	allow our federal government clients to terminate or not renew our contracts if we come under foreign ownership, control or influence;

•	require us to disclose and certify cost and pricing data in connection with contract negotiations; and

•	require us to prevent unauthorized access to classified information.

Our failure to comply with these or other laws and regulations could result in contract termination, loss of security clearances, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could cause our actual results to differ materially from those anticipated.

The federal government may reform its procurement or other practices in a manner adverse to us.

The federal government may reform its procurement practices or adopt new contracting rules and regulations, such as cost accounting standards. It could also adopt new contracting methods relating to GSA contracts or other government-wide contracts, or adopt new socio-economic requirements. These changes could impair our ability to obtain new contracts or win re-competed contracts. Any new contracting methods could be costly or administratively difficult for us to satisfy, and, as a result could cause actual results to differ materially from those anticipated.

Restrictions on or other changes to the federal government’s use of service contracts may harm our operating results.

We derive a significant amount of revenue from service contracts with the federal government. The government may face restrictions from new legislation, regulations or government union pressures, on the nature and amount of services the government may obtain from private contractors. Any reduction in the government’s use of private contractors to provide federal services could cause our actual results to differ materially from those anticipated.

Our contracts and administrative processes and systems are subject to audits and cost adjustments by the federal government, which could reduce our revenue, disrupt our business or otherwise adversely affect our results of operations.

Federal government agencies, including the DCAA, routinely audit and investigate government contracts and government contractors’ administrative processes and systems. These agencies review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review our compliance with government regulations and policies and the adequacy of our internal control systems and policies, including our purchasing,

Exhibit 99.2

(continued)

property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and any such costs already reimbursed must be refunded. Moreover, if any of the administrative processes and systems is found not to comply with requirements, we may be subjected to increased government scrutiny and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts. Therefore, an unfavorable outcome to an audit by the DCAA or another government agency could cause actual results to differ materially from those anticipated. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the federal government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Each of these results could cause actual results to differ materially from those anticipated.

Failure to maintain strong relationships with other contractors could result in a decline in our revenue.

We derive substantial revenue from contracts in which we act as a subcontractor or from teaming arrangements in which we and other contractors bid on particular contracts or programs. As a subcontractor or teammate, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue in the foreseeable future. Moreover, our revenue and operating results could differ materially from those anticipated if any prime contractor or teammate chose to offer directly to the client services of the type that we provide or if they team with other companies to provide those services.

We may not receive the full amounts authorized under the contracts included in our backlog, which could reduce our revenue in future periods below the levels anticipated.

Our backlog consists of funded backlog, which is based on amounts actually obligated by a client for payment of goods and services, and unfunded backlog, which is based upon management’s estimate of the future potential of our existing contracts and task orders, including options, to generate revenue. Our backlog may not result in actual revenue in any particular period, or at all, which could cause our actual results to differ materially from those anticipated.

The maximum contract value specified under a government contract or task order awarded to us is not necessarily indicative of the revenues that we will realize under that contract. For example, we derive a substantial portion of our revenue from government contracts in which we are not the sole provider, meaning that the government could turn to other companies to fulfill the contract. We also derive revenues from ID/IQ contracts, which do not require the government to purchase a material amount of goods or services under the contract. Action by the government to obtain support from other contractors or failure of the government to order the quantity of work anticipated could cause our actual results to differ materially from those anticipated.

Without additional Congressional appropriations, some of the contracts included in our backlog will remain unfunded, which could significantly harm our prospects.

Although many of our federal government contracts require performance over a period of years, Congress often appropriates funds for these contracts for only one year at a time. As a result, our contracts typically are only partially funded at any point during their term, and all or some of the work intended to be performed under the contracts will remain unfunded pending subsequent Congressional appropriations and the obligation of additional funds to the contract by the procuring agency. Nevertheless, we estimate our share of the contract values, including values based on the assumed exercise of options relating to these contracts, in calculating the amount of our backlog. Because we may not receive the full amount we expect under a contract, our estimate of our backlog may be inaccurate and we may post results that differ materially from those anticipated.

Employee misconduct, including security breaches, could result in the loss of clients and our suspension or disbarment from contracting with the federal government.

We may be unable to prevent our employees from engaging in misconduct, fraud or other improper activities that could adversely affect our business and reputation. Misconduct could include the failure to comply with federal government procurement regulations, regulations regarding the protection of classified information and legislation regarding the pricing of labor and other costs in government contracts. Many of the systems we develop involve managing and protecting information involved in national security and other sensitive government functions. A security breach in one of these systems could prevent us from having access to such critically sensitive systems. Other examples of employee misconduct could include time card fraud and violations of the Anti-Kickback Act. The precautions we take to prevent and detect this activity may not be effective, and we could face unknown risks or losses. As a result of employee misconduct, we could face fines and penalties, loss of security clearance and suspension or debarment from contracting with the federal government, which could cause our actual results to differ materially from those anticipated.

Exhibit 99.2

(continued)

Our failure to attract and retain qualified employees, including our senior management team, could adversely affect our business.

Our continued success depends to a substantial degree on our ability to recruit and retain the technically skilled personnel we need to serve our clients effectively. Our business involves the development of tailored solutions for our clients, a process that relies heavily upon the expertise and services of our employees. Accordingly, our employees are our most valuable resource. Competition for skilled personnel in the information technology services industry is intense, and technology service companies often experience high attrition among their skilled employees. There is a shortage of people capable of filling these positions and they are likely to remain a limited resource for the foreseeable future. Recruiting and training these personnel require substantial resources. Our failure to attract and retain technical personnel could increase our costs of performing our contractual obligations, reduce our ability to efficiently satisfy our clients’ needs, limit our ability to win new business and cause our actual results to differ materially from those anticipated.

In addition to attracting and retaining qualified technical personnel, we believe that our success will depend on the continued employment of our senior management team and its ability to generate new business and execute projects successfully. Our senior management team is very important to our business because personal reputations and individual business relationships are a critical element of obtaining and maintaining client engagements in our industry, particularly with agencies performing classified operations. The loss of any of our senior executives could cause us to lose client relationships or new business opportunities, which could cause actual results to differ materially from those anticipated.

Our markets are highly competitive, and many of the companies we compete against have substantially greater resources.

The markets in which we operate include a large number of participants and are highly competitive. Many of our competitors may compete more effectively than we can because they are larger, better financed and better known companies than we are. In order to stay competitive in our industry, we must also keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenue may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies who are better able to compete against us. The results of these competitive pressures could cause our actual results to differ materially from those anticipated.

Our quarterly revenue and operating results could be volatile.

Our quarterly revenue and operating results may fluctuate significantly and unpredictably in the future. In particular, if the federal government does not adopt, or delays adoption of, a budget for each fiscal year beginning on October 1, or fails to pass a continuing resolution, federal agencies may be forced to suspend our contracts and delay the award of new and follow-on contracts and orders due to a lack of funding. Further, the rate at which the federal government procures technology may be negatively affected following changes in presidential administrations and senior government officials.

Therefore, period-to-period comparisons of our operating results may not be a good indication of our future performance.

Our quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may have an adverse effect on the market price of our common stock. Our quarterly operating results may also fluctuate due to impairment of goodwill charges required by recent changes in accounting standards.

We may lose money or generate less than anticipated profits if we do not accurately estimate the cost of an engagement which is conducted on a fixed-price basis.

We perform a portion of our engagements on a fixed-price basis. We derived 18.0 percent of our total revenue in FY2005 and 17.0 percent of our total revenue in FY2004 from fixed-price contracts. Fixed price contracts require us to price our contracts by predicting our expenditures in advance. In addition, some of our engagements obligate us to provide ongoing maintenance and other supporting or ancillary services on a fixed-price basis or with limitations on our ability to increase prices. Many of our engagements are also on a time-and-material basis. While these types of contracts are generally subject to less uncertainty than fixed-price contracts, to the extent that our actual labor costs are higher than the contract rates, our actual results could differ materially from those anticipated.

When making proposals for engagements on a fixed-price basis, we rely on our estimates of costs and timing for completing the projects. These estimates reflect our best judgment regarding our capability to complete the task efficiently. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable. From time to time, unexpected costs and unanticipated delays have caused us to incur losses on fixed-price contracts, primarily in connection with state government clients. On rare occasions, these losses have been significant. In the event that we encounter such problems in the future, our actual results could differ materially from those anticipated.

Exhibit 99.2

(continued)

Our earnings and margins may vary based on the mix of our contracts and programs.

At June 30, 2005, our backlog included both cost reimbursement and fixed-price contracts. Cost reimbursement contracts generally have lower profit margins than fixed-price contracts. Our earnings and margins may vary materially depending on the types of long-term government contracts undertaken, the costs incurred in their performance, the achievement of other performance objectives and the stage of performance at which the right to receive fees, particularly under incentive and award fee contracts, is finally determined.

Systems failures may disrupt our business and have an adverse effect on our results of operations.

Any systems failures, including network, software or hardware failures, whether caused by us, a third party service provider, unauthorized intruders and hackers, computer viruses, natural disasters, power shortages or terrorist attacks, could cause loss of data, interruptions or delays in our business or that of our clients. In addition, the failure or disruption of our mail, communications or utilities could cause us to interrupt or suspend our operations or otherwise harm our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our actual results could differ materially from those anticipated.

The systems and networks that we maintain for our clients, although highly redundant in their design, could also fail. If a system or network we maintain were to fail or experience service interruptions, we might experience loss of revenue or face claims for damages or contract termination. Our errors and omissions liability insurance may be inadequate to compensate us for all the damages that we might incur and, as a result, our actual results could differ materially from those anticipated.

We may have difficulty identifying and executing acquisitions on favorable terms and therefore may grow at slower than anticipated rates.

One of our key growth strategies has been to selectively pursue acquisitions. Through acquisitions, we have expanded our base of federal government clients, increased the range of solutions we offer to our clients and deepened our penetration of existing clients. We may encounter difficulty identifying and executing suitable acquisitions. Without acquisitions, we may not grow as rapidly as the market expects, which could cause our actual results to differ materially from those anticipated. We may encounter other risks in executing our acquisition strategy, including:

•	increased competition for acquisitions may increase the costs of our acquisitions;

•	our failure to discover material liabilities during the due diligence process, including the failure of prior owners of any acquired businesses or their employees to comply with applicable laws or regulations, such as the Federal Acquisition Regulation and health, safety and environmental laws, or their failure to fulfill their contractual obligations to the federal government or other customers; and

•	acquisition financing may not be available on reasonable terms or at all.

Each of these types of risks could cause our actual results to differ materially from those anticipated.

We may have difficulty integrating the operations of any companies we acquire, which could cause actual results to differ materially from those anticipated.

The success of our acquisition strategy will depend upon our ability to continue to successfully integrate any businesses we may acquire in the future. The integration of these businesses into our operations may result in unforeseen operating difficulties, absorb significant management attention and require significant financial resources that would otherwise be available for the ongoing development of our business. These integration difficulties include the integration of personnel with disparate business backgrounds, the transition to new information systems, coordination of geographically dispersed organizations, loss of key employees of acquired companies, and reconciliation of different corporate cultures. For these or other reasons, we may be unable to retain key clients of acquired companies. Moreover, any acquired business may fail to generate the revenue or net income we expected or produce the efficiencies or cost-savings that we anticipated. Any of these outcomes could cause our actual results to differ materially from those anticipated.

Exhibit 99.2

(continued)

If our subcontractors fail to perform their contractual obligations, our performance as a prime contractor and our ability to obtain future business could be materially and adversely impacted and our actual results could differ materially from those anticipated.

Our performance of government contracts may involve the issuance of subcontracts to other companies upon which we rely to perform all or a portion of the work we are obligated to deliver to our clients. A failure by one or more of our subcontractors to satisfactorily deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as a prime contractor.

A subcontractor’s performance deficiency could result in the government terminating our contract for default. A default termination could expose us to liability for excess costs of reprocurement by the government and have a material adverse effect on our ability to compete for future contracts and task orders.

Depending upon the level of problem experienced, such problems with subcontractors could cause our actual results to differ materially from those anticipated.

Our business may be adversely affected if we cannot collect our receivables.

We depend on the collection of our receivables to generate cash flow, provide working capital, pay debt and continue our business operations. If the federal government, any of our other clients or any prime contractor for whom we are a subcontractor fails to pay or delays the payment of their outstanding invoices for any reason, our business and financial condition may be materially adversely affected. The government may fail to pay outstanding invoices for a number of reasons, including lack of appropriated funds or lack of an approved budget.

Some prime contractors for whom we are a subcontractor have significantly less financial resources than we do, which may increase the risk that we may not be paid in full or payment may be delayed.

If we experience difficulties collecting receivables it could cause our actual results to differ materially from those anticipated.

Our global networks and other business commitments require our employees to travel to potentially dangerous places, which may result in injury or other negative impact to key employees.

Our domestic business involves the maintenance of global networks and provision of other services that require us to dispatch employees to various countries around the world. These countries may be experiencing political upheaval or unrest, and in some cases war or terrorism. Certain senior level employees or executives are, on occasion, part of the teams deployed to provide services in these countries. As a result, it is possible that certain of our employees or executives will suffer injury or bodily harm, or be killed or kidnapped in the course of these deployments. It is also possible that we will encounter unexpected costs in connection with the repatriation of our employees or executives for reasons beyond our control. These problems could cause our actual results to differ materially from those anticipated.

Our failure to adequately protect our confidential information and proprietary rights may harm our competitive position.

Our success depends, in part, upon our ability to protect our proprietary information and other intellectual property. Although our employees are subject to confidentiality obligations, this protection may be inadequate to deter misappropriation of our confidential information. In addition, we may be unable to detect unauthorized use of our intellectual property in order to take appropriate steps to enforce our rights. If we are unable to prevent third parties from infringing or misappropriating our copyrights, trademarks or other proprietary information, our competitive position could be harmed and our actual results could differ materially from those anticipated.

We face additional risks which could harm our business because we have international operations.

Our international operations consist of our U.K.—based business which conducts the majority of its business in the United Kingdom. Our international operations comprised approximately 3.4% of our revenue in FY2004 and 4.0% of our revenue in FY2004. Our U.K.—based operations are subject to risks associated with operating in a foreign country. These risks include fluctuations in the value of the British pound, longer payment cycles, changes in foreign tax laws and regulations and unexpected legislative, regulatory, economic or political changes.

Our U.K.-based operations are also subject to risks associated with operating a commercial, as opposed to a government contracting, business, including the effects of general economic conditions in the United Kingdom on the telecommunications, computer software and computer services sectors and the impact of more concentrated and intense competition for the reduced volume of work available in those sectors. Our revenue from this business grew during FY2005 over revenue from such business in FY2004 as a result of the continued recovery of the U.K. economy and the strengthening of the British pound. While we are marketing our services to clients in industries that are new to us, our efforts in that regard may be unsuccessful. Other factors that may adversely affect our international operations are a continued decline in the economy of the United Kingdom, difficulties relating to managing our business internationally, and multiple tax structures. Any of these factors could cause our actual results to differ materially from those anticipated.